Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.94 per Unit
Adjusted Diluted Net Income of $1.05 per Unit
Cash Distribution of $1.05 per Unit

Nashville, TN, February 6, 2025 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter and year ended December 31, 2024.
“2024 was a transformative year for AllianceBernstein, as we successfully executed on key initiatives to improve our financial profile and expanded our investment and distribution capabilities," said Seth Bernstein, President and CEO of AllianceBernstein. "Despite experiencing outflows in the fourth quarter, our active platform registered $4.2 billion net inflows for the full year 2024, with two of our three channels growing organically throughout the year and the fourth quarter. Our expertise in credit placed us at the forefront of the fixed income re-allocation opportunity, with active fixed income flows reaching a record high of $24.5 billion in 2024, approximately double compared to 2023. Alternatives and multi-asset also had a solid year with $3.8 billion active net inflows, boosting our private markets AUM to $70 billion. Active equities continued to lose market share, particularly within institutions that accounted for nearly three-quarters of our $24.1 billion net outflows. Full-year 2024 average AUM and adjusted base management fees grew 13% and 12% respectively. Adjusted operating income grew 20% and adjusted operating margins expanded 410 basis points to 32.3%. Full-year 2024 adjusted earnings per units and unitholder distributions rose 21% year-over-year."

(US $ Thousands except per Unit amounts)	Q4 2024	Q4 2023	% Change	2024	2023	% Change

U.S. GAAP Financial Measures
Net revenues	$1,257,556	$1,090,720	15.3%	$4,475,139	$4,155,323	7.7%
Operating income	$317,507	$238,500	33.1%	$1,124,073	$817,670	37.5%
Operating margin	25.0%	20.6%	440 bps	24.7%	19.1%	560 bps
AB Holding Diluted EPU	$0.94	$0.71	32.4%	$3.71	$2.34	58.5%

Adjusted Financial Measures[1]
Net revenues	$973,294	$870,927	11.8%	$3,528,398	$3,371,949	4.6%
Operating income	$354,379	$253,894	39.6%	$1,140,144	$951,219	19.9%
Operating margin	36.4%	29.2%	720 bps	32.3%	28.2%	410 bps
AB Holding Diluted EPU	$1.05	$0.77	36.4%	$3.25	$2.69	20.8%
AB Holding cash distribution per Unit	$1.05	$0.77	36.4%	$3.26	$2.69	21.2%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$792.2	$725.2	9.2%	$792.2	$725.2	9.2%
Average AUM	$801.0	$685.4	16.9%	$768.5	$680.3	13.0%

1 The adjusted financial measures represent non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

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Bernstein continued: "Our retail channel continued to extend organic gains for the second consecutive year, growing 5% organically, at the fastest pace since 2021. Retail demand in 2024 was spearheaded by tax-exempt and taxable fixed income, growing organically at 34% and 12% annual rates, respectively. Institutional net outflows in 2024 remained concentrated within active equities, offsetting organic gains across other asset classes, including deployments into alternatives. The institutional pipeline was $10.7 billion at year-end, reflective of strong fundings and healthy additions during the fourth quarter. Private wealth registered its fourth consecutive year of inflows, with accelerating sales and flows momentum overcoming historically slower demand trends in the fourth quarter.
Bernstein concluded, "2024 was a year of real progress for AB, and we are proud of the strides we made. As we move forward, we remain committed to managing our business in a manner that is responsive to changing market conditions and the evolving needs of our clients. Looking ahead to 2025, we are constructive on the growth outlook of the global economy, with the US leading the way. However, we are also mindful of concentration risks and divergent returns across geographies and asset classes. In these shifting investment landscapes, our cross-asset expertise and long-standing experience enables us to pursue insight that unlocks opportunity for our clients, unitholders and stakeholders."

The firm’s cash distribution per Unit of $1.05 is payable on March 13, 2025, to holders of record of AB Holding Units at the close of business on February 18, 2025.
Market Performance
Global equity and fixed income markets were mixed in the fourth quarter and up for the full year of 2024.

	4Q 2024	2024
S&P 500 Total Return	2.4%	25.0%
MSCI EAFE Total Return	(8.1)	4.4
Bloomberg Barclays US Aggregate Return	(3.1)	1.3
Bloomberg Barclays Global High Yield Index	1.1	10.7

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2024 were $792.2 billion, down $13.7 billion, or 2%, from September 30, 2024, and up $67.0 billion, or 9%, from December 31, 2023.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/24	$321.4	$334.3	$136.5	$792.2
Net Flows for Three Months Ended 12/31/24:
Active	$(5.4)	$2.5	$(0.1)	$(3.0)
Passive	(0.8)	(1.4)	0.4	$(1.8)
Total	$(6.2)	$1.1	$0.3	$(4.8)

Net Flows for Twelve Months Ended 12/31/24:
Active	$(12.4)	$18.0	$(1.3)	$4.3
Passive	(4.1)	(4.6)	2.2	$(6.5)
Total	$(16.5)	$13.4	$0.9	$(2.2)

Total net outflows were $4.8 billion in the fourth quarter versus net inflows of $1.1 billion in the third quarter, and net outflows of $1.8 billion in the prior year fourth quarter. Total net outflows were $2.2 billion for the full year of 2024 versus net outflows of $7.0 billion in the prior year.
Institutional channel fourth quarter net outflows of $6.2 billion compared to net outflows of $4.4 billion in the third quarter. Institutional gross sales of $2.0 billion decreased sequentially from $4.2 billion. Full year 2024 net outflows of $16.5 billion compared to net outflows of $11.8 billion in the prior year. Full year 2024 gross sales of $13.0 billion increased from $11.8 billion in the prior year.
Retail channel fourth quarter net inflows of $1.1 billion compared to net inflows of $5.4 billion in the third quarter. Retail gross sales of $26.4 billion decreased sequentially from $26.6 billion. Full year 2024 net inflows of $13.4 billion compared to net inflows of $3.7 billion in the prior year. Full year 2024 gross sales of $99.9 billion increased from $71.1 billion in the prior year.
Private Wealth channel fourth quarter net inflows of $0.3 billion compared to net inflows of $0.1 billion in the third quarter. Private Wealth gross sales of $5.2 billion increased sequentially from $4.7 billion. Full year 2024 net inflows of $0.9 billion compared to net inflows of $1.1 billion in the prior year. Full year 2024 gross sales of $20.8 billion increased from $18.6 billion in the prior year.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Effective April 1, 2024, AB and Societe Generale completed their previously announced transaction to form a global joint venture with two joint venture holding companies, one outside of North America and one within North America. As such, AB has deconsolidated the Bernstein Research Services business.
Revenues
Fourth quarter 2024 net revenues of $1.3 billion increased 15% from $1.1 billion in the fourth quarter of 2023. The increase was due to higher investment advisory base fees, performance-based fees, distribution and other revenues, offset by the Bernstein Research Services deconsolidation, lower investment gains and lower net dividend and interest income.
Full year 2024 net revenues of $4.5 billion increased 8% from $4.2 billion in 2023. The increase was due to higher investment advisory base fees, distribution revenues, performance-based fees and other revenues, offset by the Bernstein Research Services deconsolidation, investment losses as compared to gains in the prior year and lower net dividend and interest income.
Fourth quarter 2024 Bernstein Research Services ("Bernstein") revenues decreased 100% from the prior year period. Full year 2024 Bernstein revenues decreased 75% compared to the prior year. The decrease in both periods was driven by the Bernstein Research Services deconsolidation in the second quarter of 2024.
Expenses
Fourth quarter 2024 operating expenses of $940 million increased 10% from the $852 million in the fourth quarter of 2023. The increase was driven by higher employee compensation and benefits expense, promotion and servicing expense and general and administrative ("G&A") expense, partially offset by lower interest on borrowings and contingent payment arrangements. Employee compensation and benefits expense increased primarily due to higher incentive compensation and commissions, partially offset by lower base compensation resulting from the Bernstein Research Services deconsolidation. Promotion and servicing expense increased due to higher distribution related payments, higher amortization of deferred sales commissions and transfer fees, partially offset by lower trade execution and clearance costs resulting from the Bernstein Research Services deconsolidation. G&A expenses increased primarily due to losses related to the settlement of the retirement plan in 2024, higher charitable contributions, higher portfolio service related expenses and the impairment of certain acquisition related intangible assets, partially offset by lower office-related expense and professional fees. The decrease in interest expense is driven by lower average borrowings. The decrease in contingent payment arrangements was due to the impairment of certain acquisition related contingent liabilities.
Full year 2024 operating expenses of $3.4 billion were flat from 2023. Higher promotion and servicing expense, employee compensation and benefits expense and G&A expense were partially offset by a contingent payment arrangement gain and lower interest on borrowings. Promotion and servicing expense increased due to higher distribution related payments, higher amortization of deferred sales commissions and higher transfer fees, partially offset by lower trade execution and clearance costs resulting from the Bernstein Research Services deconsolidation. Employee compensation and benefits expense increased primarily due to higher incentive compensation and commissions, partially offset by lower base compensation resulting from the Bernstein Research Services deconsolidation. G&A expenses increased primarily due to higher office-related expense, losses related to the settlement of the retirement plan in 2024, higher portfolio service related expenses, other taxes and charitable contributions, partially offset by the recognition of a $20.8 million incentive grant received in connection with our headquarters relocation to Nashville, Tennessee and lower errors. The contingent payment arrangement gain was recognized in connection with the fair value adjustment related to our contingent payment liability associated with our acquisition of AB CarVal in 2022. The decrease in interest expense is driven by lower average borrowings.

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Operating Income and Net Income Per Unit
Fourth quarter 2024 operating income of $318 million increased 33% from $238 million in the fourth quarter of 2023 and operating margin of 25.0% increased 440 basis points from 20.6% in the fourth quarter of 2023.
Full year 2024 operating income of $1.1 billion increased 38% from $818 million in 2023, and operating margin of 24.7% increased 560 basis points from 19.1% in 2023.
Fourth quarter 2024 diluted net income per Unit was $0.94 as compared to $0.71 in the fourth quarter of 2023.
Full year 2024 diluted net income per Unit was $3.71 as compared to $2.34 in 2023.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2024 non-GAAP financial results, compared to the fourth quarter and full year 2023 financial results. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Fourth quarter 2024 adjusted net revenues of $973 million increased 12% from $871 million in the fourth quarter of 2023. The increase is primarily due to higher investment advisory base fees, performance-based fees and investment gains, partially offset by the Bernstein Research Services deconsolidation.
Full year 2024 adjusted net revenues of $3.5 billion increased 5% from $3.4 billion in 2023.The increase is primarily due to higher investment advisory base fees, performance-based fees and investment gains, partially offset by the Bernstein Research Services deconsolidation and lower net dividend and interest income.
Adjusted Expenses
Fourth quarter 2024 adjusted operating expenses of $619 million increased slightly from $617 million in the fourth quarter of 2023. The increase was driven by higher employee compensation and benefits expense, partially offset by lower G&A and promotion and servicing expense. Employee compensation and benefit expense increased due to higher incentive compensation and commissions, partially offset by lower base compensation. G&A decreased primarily due to lower office related expenses, professional fees and technology related expenses, partially offset by higher charitable contributions. Promotion and servicing expenses decreased primarily due to lower trade execution costs driven by the Bernstein Research Services deconsolidation, partially offset by higher transfer fees.
Full year 2024 adjusted operating expenses of $2.4 billion decreased by 1% from 2023. The decrease was driven by lower G&A and promotion and servicing expense, partially offset by higher employee compensation and benefits expenses. G&A decreased due to the recognition of a $20.8 million incentive grant in connection with our headquarters relocation to Nashville, TN, lower technology related expenses and lower professional fees. Promotion and servicing expenses decreased primarily due to lower trade execution costs driven by the Bernstein Research Services deconsolidation, partially offset by higher transfer fees. Employee compensation and benefit expense increased due to higher incentive compensation and commissions, partially offset by lower base compensation.
Adjusted Operating Income, Margin and Net Income Per Unit
Fourth quarter 2024 adjusted operating income of $354 million increased 40% from $254 million in the fourth quarter of 2023. Adjusted operating margin of 36.4% increased 720 basis points from 29.2%.
Full year 2024 adjusted operating income of $1.1 billion increased 20% from $951 million in 2023. Adjusted operating margin of 32.3% increased 410 basis points from 28.2%.
Fourth quarter 2024 adjusted diluted net income per Unit was $1.05 as compared to $0.77 in the fourth quarter of 2023.
Full year adjusted diluted net income per Unit was $3.25 as compared to $2.69 in 2023.

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Headcount
As of December 31, 2024, we had 4,341 employees as compared with 4,707 employees as of December 31, 2023. Headcount was 4,292 as of September 30, 2024. The decrease in headcount as of December 31, 2024 as compared to December 31, 2023 is due the Bernstein Research Services deconsolidation and transferring 546 employees to the newly formed joint ventures.
Unit Repurchases

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(in millions)
Total amount of AB Holding Units Purchased/Retained(1)	2.4	2.4	4.5	4.7
Total Cash Paid for AB Holding Units Purchased/Retained(1)	$84.5	$68.7	$156.2	$144.4
Open Market Purchases of AB Holding Units Purchased(1)	—	0.2	1.8	2.0
Total Cash Paid for Open Market Purchases of AB Holding Units(1)	$—	$5.7	$60.1	$62.6
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Fourth Quarter 2024 Earnings Conference Call Information
Management will review Fourth Quarter 2024 financial and operating results during a conference call beginning at 10:00 a.m. (CT) on Thursday, February 6, 2025. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Jackie Marks, Chief Financial Officer; and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of fourth quarter 2024 financial and operating results on February 6, 2025.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.
Availability of 2024 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2024, available on February 14, 2025, in either electronic format or hard copy on www.alliancebernstein.com:
•Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.
•Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 615-622-0000.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2024, available on February 14, 2025. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2024, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 37.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.9% interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	Q4 2024	Q4 2023	% Change

GAAP revenues:
Base fees	$829,296	$713,889	16.2%
Performance fees	168,725	62,042	172.0%
Bernstein research services(1)	—	100,382	(100.0%)
Distribution revenues	198,859	151,339	31.4%
Dividends and interest	37,872	48,682	(22.2%)
Investments gains	1,912	14,966	(87.2%)
Other revenues	38,662	25,993	48.7%
Total revenues	1,275,326	1,117,293	14.1%
Less: broker-dealer related interest expense	17,770	26,573	(33.1%)
Total net revenues	1,257,556	1,090,720	15.3%

GAAP operating expenses:
Employee compensation and benefits	500,778	453,291	10.5%
Promotion and servicing
Distribution-related payments	197,310	156,329	26.2%
Amortization of deferred sales commissions	17,831	10,312	72.9%
Trade execution, marketing, T&E and other	47,902	58,585	(18.2%)
General and administrative	159,764	146,595	9.0%
Contingent payment arrangements	(1,066)	2,603	n/m
Interest on borrowings	6,370	12,799	(50.2%)
Amortization of intangible assets	11,160	11,706	(4.7%)
Total operating expenses	940,049	852,220	10.3%
Operating income	317,507	238,500	33.1%
Income taxes	14,755	(2,202)	n/m
Net income	302,752	240,702	25.8%
Net income of consolidated entities attributable to non-controlling interests	2,975	13,384	(77.8%)
Net income attributable to AB Unitholders	$299,777	$227,318	31.9%

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	Q4 2024	Q4 2023	% Change

Equity in Net Income Attributable to AB Unitholders	$116,589	$88,517	31.7%
Income Taxes	11,155	9,319	19.7%
Net Income	105,434	79,198	33.1%
Diluted Net Income per Unit	$0.94	$0.71	32.4%
Distribution per Unit	$1.05	$0.77	36.4%

Units Outstanding	Q4 2024	Q4 2023	% Change
AB L.P.
Period-end	292,107,907	286,609,212	1.9%
Weighted average - basic	286,218,616	283,761,105	0.9%
Weighted average - diluted	286,218,616	283,761,105	0.9%

AB Holding L.P.
Period-end	110,530,329	114,436,091	(3.4%)
Weighted average - basic	112,735,281	111,586,555	1.0%
Weighted average - diluted	112,735,281	111,586,555	1.0%

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2024	2023	% Change
GAAP revenues:
Base fees	$3,171,175	2,830,557	12.0%
Performance fees	270,964	144,911	87.0%
Bernstein research services[1]	96,222	386,142	(75.1)%
Distribution revenues	726,670	586,263	23.9%
Dividends and interest	165,313	199,443	(17.1)%
Investments (losses) gains	(13,486)	14,206	n/m
Other revenues	142,794	101,342	40.9%
Total revenues	4,559,652	4,262,864	7.0%
Less: broker-dealer related interest expense	84,513	107,541	(21.4)%
Total net revenues	4,475,139	4,155,323	7.7%

GAAP operating expenses:
Employee compensation and benefits	1,801,767	1,769,153	1.8%
Promotion and servicing
Distribution-related payments	742,429	610,368	21.6%
Amortization of deferred sales commissions	57,983	36,817	57.5%
Trade execution, marketing, T&E and other	182,146	215,643	(15.5)%
General & administrative	599,215	581,571	3.0%
Contingent payment arrangements	(121,896)	22,853	n/m
Interest on borrowings	43,509	54,394	(20.0)%
Amortization of intangible assets	45,913	46,854	(2.0)%
Total operating expenses	3,351,066	3,337,653	0.4%
Operating income	1,124,073	817,670	37.5%
Gain on divestiture	134,555	—	n/m
Non-operating income	134,555	—	n/m
Pre-tax income	1,258,628	817,670	53.9%
Income taxes	65,143	29,051	124.2%
Net income	1,193,485	788,619	51.3%
Net income of consolidated entities attributable to non-controlling interests	20,238	24,009	(15.7)%
Net income attributable to AB Unitholders	$1,173,247	$764,610	53.4%

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2024	2023	% Change
Equity in Net Income Attributable to AB Unitholders	$461,949	$299,781	54.1%
Income Taxes	38,575	35,597	8.4%
Net Income	423,374	264,184	60.3%
Diluted Net Income per Unit	$3.71	$2.34	58.5%
Distribution per Unit	$3.26	$2.69	21.2%

1 On April 1, 2024, AB and Societe Generale, a leading European bank, completed their transaction to form a jointly owned equity research provider and cash equity trading partner for institutional investors. AB deconsolidated the Bernstein Research Services business and contributed the business to the joint venture.

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Units Outstanding	2024	2023	% Change
AB L.P.
Period-end	292,107,907	286,609,212	1.9%
Weighted average - basic	286,618,229	285,124,535	0.5%
Weighted average - diluted	286,618,229	285,124,535	0.5%
AB Holding L.P.
Period-end	110,530,329	114,436,091	(3.4)%
Weighted average - basic	114,124,881	112,948,341	1.0%
Weighted average - diluted	114,124,881	112,948,341	1.0%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2024
(US $ Billions)
Ending and Average	Three Months Ended
	12/31/24	9/30/24
Ending Assets Under Management	$792.2	$805.9
Average Assets Under Management	$801.0	$785.9

Three-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$335.2	$334.5	$136.2	$805.9
Sales/New accounts	2.0	26.4	5.2	33.6
Redemption/Terminations	(3.9)	(20.5)	(4.8)	(29.2)
Net Cash Flows	(4.3)	(4.8)	(0.1)	(9.2)
Net Flows	(6.2)	1.1	0.3	(4.8)
Adjustments (3)	—	—	0.7	0.7
Market Appreciation	(7.6)	(1.3)	(0.7)	(9.6)
End of Period	$321.4	$334.3	$136.5	$792.2

Three-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (2)	Total
Beginning of Period	$271.3	$68.9	$216.2	$71.2	$11.4	$166.9	$805.9
Sales/New accounts	11.8	0.2	10.4	8.5	—	2.7	33.6
Redemption/Terminations	(14.0)	(0.2)	(10.4)	(3.2)	(0.3)	(1.1)	(29.2)
Net Cash Flows	(5.2)	(1.4)	(0.7)	0.2	(0.3)	(1.8)	(9.2)
Net Flows	(7.4)	(1.4)	(0.7)	5.5	(0.6)	(0.2)	(4.8)
Adjustments (3)	—	—	0.2	0.5	—	—	0.7
Market Appreciation	(0.5)	0.8	(6.4)	(1.0)	(0.5)	(2.0)	(9.6)
End of Period	$263.4	$68.3	$209.3	$76.2	$10.3	$164.7	$792.2

Three-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(7.4)	$(1.4)	$(8.8)
Fixed Income	4.8	(0.6)	4.2
Alternatives/Multi-Asset Solutions (2)	(0.4)	0.2	(0.2)
Total	$(3.0)	$(1.8)	$(4.8)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.
(3) This adjustment is due to a change in fee policy related to certain fixed income assets effective October 1, 2024.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2024
(US $ Billions)
Ending and Average	Twelve Months Ended
	12/31/24	12/31/23
Ending Assets Under Management	$792.2	$725.2
Average Assets Under Management	$768.5	$680.3

Twelve-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$317.1	$286.8	$121.3	$725.2
Sales/New accounts	13.0	99.9	20.8	133.7
Redemption/Terminations	(14.9)	(71.7)	(19.9)	(106.5)
Net Cash Flows	(14.6)	(14.8)	—	(29.4)
Net Flows	(16.5)	13.4	0.9	(2.2)
Adjustments (4)	—	—	0.7	0.7
Transfers	0.1	(0.1)	—	—
Market Appreciation	20.7	34.2	13.6	68.5
End of Period	$321.4	$334.3	$136.5	$792.2

Twelve-Month Changes by Investment Service
	Equity Active	Equity Passive (2)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (2)	Alternatives/Multi-Asset Solutions (3)	Total
Beginning of Period	$247.5	$62.1	$208.6	$61.1	$11.4	$134.5	$725.2
Sales/New accounts	49.0	1.5	44.4	24.2	—	14.6	133.7
Redemption/Terminations	(54.3)	(0.6)	(33.9)	(11.1)	(0.6)	(6.0)	(106.5)
Net Cash Flows	(18.8)	(7.5)	0.5	0.5	(0.4)	(3.7)	(29.4)
Net Flows	(24.1)	(6.6)	11.0	13.6	(1.0)	4.9	(2.2)
Adjustments (4)	—	—	0.2	0.5	—	—	0.7
Transfers (1)	—	—	(12.1)	—	—	12.1	—
Market Appreciation	40.0	12.8	1.6	1.0	(0.1)	13.2	68.5
End of Period	$263.4	$68.3	$209.3	$76.2	$10.3	$164.7	$792.2

Twelve-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (2)	Total
Equity	$(24.1)	$(6.6)	$(30.7)
Fixed Income	24.6	(1.0)	$23.6
Alternatives/Multi-Asset Solutions (3)	3.8	1.1	$4.9
Total	$4.3	$(6.5)	$(2.2)
(1) Approximately $12.1 billion of private placements was transferred from Taxable Fixed Income into Alternatives/Multi-Asset during the third quarter of 2024 to better align with standard industry practice for asset class reporting purposes.
(2) Includes index and enhanced index services.
(3) Includes certain multi-asset solutions and services not included in equity or fixed income services.
(4) This adjustment is due to a change in fee policy related to certain fixed income assets effective October 1, 2024.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$248.2	$199.0	$133.8	$581.0
Non-U.S. Clients	73.2	135.3	2.7	211.2
Total	$321.4	$334.3	$136.5	$792.2

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended						Twelve Months Ended
(US $ Thousands, unaudited)	12/31/2024	9/30/2024		6/30/2024	3/31/2024	12/31/2023	2024	2023

Net Revenues, GAAP basis	$1,257,556	$1,085,489		$1,027,943	$1,104,151	$1,090,720	$4,475,139	$4,155,323
Exclude:
Distribution-related adjustments:
Distribution revenues	(198,859)	(189,216)		(172,905)	(165,690)	(151,339)	(726,670)	(586,263)
Investment advisory services fees	(16,281)	(18,017)	..	(20,350)	(19,090)	(15,302)	(73,737)	(60,919)
Pass through adjustments:
Investment advisory services fees	(42,364)	(12,256)		(11,488)	(15,513)	(27,162)	(81,622)	(62,538)
Other revenues	(18,742)	(20,987)		(20,447)	(8,761)	(8,811)	(68,939)	(34,910)
Impact of consolidated company-sponsored investment funds	(1,126)	(5,182)		(3,292)	(8,374)	(13,670)	(17,974)	(25,123)
Incentive compensation-related items	(8,058)	(2,286)		(1,521)	(2,547)	(3,509)	(14,410)	(13,621)
Equity loss on investment	1,168	7,550		27,893	—	—	36,611	—
Adjusted Net Revenues	$973,294	$845,095		$825,833	$884,176	$870,927	$3,528,398	$3,371,949

Operating Income, GAAP basis	$317,507	$365,281		$199,289	$241,997	$238,500	$1,124,073	$817,670
Exclude:
Real estate	(206)	(206)		(206)	(206)	(206)	(825)	(825)
Incentive compensation-related items	(198)	742		751	1,097	1,126	2,391	5,192
Retirement plan settlement loss	13,130	—		—	—	—	13,130	—
EQH award compensation	291	291		291	215	179	1,088	727
Acquisition-related expenses	19,292	(112,906)		19,035	14,981	14,879	(59,595)	98,070
Equity loss on investment	1,168	7,550		27,893	—	—	36,611	—
Interest on borrowings	6,370	8,456		11,313	17,370	12,800	43,509	54,394
Sub-total of non-GAAP adjustments	39,847	(96,073)		59,077	33,457	28,778	36,309	157,558
Less: Net income of consolidated entities attributable to non-controlling interests	2,975	5,054		4,180	8,028	13,384	20,238	24,009
Adjusted Operating Income	$354,379	$264,154		$254,186	$267,426	$253,894	$1,140,144	$951,219
Operating Margin, GAAP basis excl. non-controlling interests	25.0%	33.2%		19.0%	21.2%	20.6%	24.7%	19.1%
Adjusted Operating Margin	36.4%	31.3%		30.8%	30.3%	29.2%	32.3%	28.2%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended						Twelve Months Ended
($ Thousands except per Unit amounts, unaudited)	12/31/2024	9/30/2024		6/30/2024	3/31/2024	12/31/2023	2024	2023
Net Income - Diluted, GAAP basis	$105,434	$127,195		$113,523	$77,222	$79,198	$423,374	$264,184
Impact on net income of AB non-GAAP adjustments	12,465	(39,515)		(32,232)	6,176	6,228	(52,531)	39,355
Adjusted Net Income - Diluted	$117,899	$87,680		$81,291	$83,398	$85,426	$370,843	$303,539
Diluted Net Income per Holding Unit, GAAP basis	$0.94	$1.12		$0.99	$0.67	$0.71	$3.71	$2.34
Impact of AB non-GAAP adjustments	0.11	(0.35)		(0.28)	0.06	0.06	(0.46)	0.35
Adjusted Diluted Net Income per Holding Unit	$1.05	$0.77		$0.71	$0.73	$0.77	$3.25	$2.69

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with SocGen. These amounts are expensed by us and passed to the JVs for reimbursement. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) retirement plan settlement loss, (4) the equity compensation paid by EQH to certain AB executives, as discussed below, (5) acquisition-related expenses, (6) equity income (loss) on JVs, (7) interest on borrowings and (8) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a

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period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.
The losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.
The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired. During the three months ended September 30, 2024 we recognized a gain of $128.5 million in the condensed consolidated statement of income related to a fair value adjustment of the contingent payment liability associated with our acquisition of AB Carval in 2022. The fair value adjustment was due to updated assumptions of future performance associated with the liability.
We also adjust operating income to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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